Exhibit 3.1   ARTICLES OF AMENDMENT

OF

THE FIRST BANCORP, INC. VOTED: To amend the Articles of Incorporation of the corporation, as follows: Article FIFTH was amended to allow issuance of Preferred Stock and is presented below in its entirety: “FIFTH: The number of shares of stock which the Corporation shall be authorized to issue shall be (i) one million (1,000,000) shares of preferred stock (herein called the Serial Preferred Stock) issuable in series as hereinafter provided for, and (ii) eighteen million (18,000,000) shares of common stock (herein called the Common Stock).

          The preferences and voting powers of the Serial Preferred Stock and the Common Stock, the restrictions and qualifications thereof and the limits (if any) of the variations in each series of the Serial Preferred Stock are set forth below. For the purposes of this Article, the term “junior stock” shall mean Common Stock and shares of stock of the Corporation of any other class ranking junior to shares of Serial Preferred Stock either in respect of the payment of dividends or in respect of any payment upon liquidation, dissolution or winding up of the Corporation.

A. SERIAL PREFERRED STOCK

          (1) General – The Serial Preferred Stock shall consist of one million (1,000,000) shares. The shares of Serial Preferred Stock may be divided and issued in one or more series from time to time as determined by resolution of the Board of Directors (a “Designation”). Each series shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. All shares of the Serial Preferred Stock, regardless of series, shall be identical except that the Board of Directors, prior to the issuance of any shares of a particular series of Serial Preferred Stock, may fix and determine the following relative rights and preferences as between different series:

          (a) The number of shares to constitute such series and the distinctive serial designation thereof;

          (b) The rate or rates of dividend, which may be subject to adjustment, whether dividends are to be cumulative, and the terms and conditions thereof;

          (c) Whether shares may be redeemed and, if so, the redemption price or prices and the terms and conditions of redemption;

          (d) The amounts payable upon shares in the event of voluntary and involuntary liquidation;

(e) Sinking fund provisions, if any, for the redemption or purchase of shares;

(f) The terms and conditions, if any, on which shares may be converted; and

(g) The voting rights, if any, in addition to those set forth in Section C hereof.

          The Board of Directors may create and issue shares of any series of the Serial Preferred Stock convertible, exchangeable or redeemable, at the option of either the Corporation or the holder or upon the happening of a specified event or events, into or for cash, property or rights, including bonds, debentures, notes, or other securities of the Corporation or another corporation, at such time or times, price or prices, or rate or rates, and with such adjustments, as shall be stated in the Designation for the issue of shares.

          (2) Dividends – The holders of outstanding shares of Serial Preferred Stock shall be entitled to receive, as and when declared by the Board of Directors out of any funds legally available for the purpose, cash dividends at the dividend rate or rates fixed for the particular series, and no more, payable in cash at the times and with the frequency set forth in the Designation for the applicable series.

          So long as any shares of Serial Preferred Stock shall be outstanding, the Corporation shall not declare any dividends on junior stock, or, except as set forth in the Designations for the then outstanding series of Serial Preferred Stock, make any payment on account of or set apart money for, a sinking or other analogous fund for the purchase, redemption or other retirement of any share of junior stock, or make any distribution in respect thereof, whether in cash or property or in obligations or stock of the Corporation, other than junior stock, unless full cumulative dividends shall have been paid or declared and set apart for payment upon all outstanding shares of Serial Preferred Stock other than junior stock, at the date of such declaration in the case of any such dividend, or the date of such setting apart in the case of any such fund, or the date of such payment or distribution in the case of any other junior stock payment.

          No dividends shall be declared on shares of Serial Preferred Stock of any series in respect of any dividend payment date, unless there shall likewise be or have been paid or declared, and a sum set apart sufficient for the payment thereof on all outstanding shares of Serial Preferred Stock of each series for all of the dividend periods terminating on the same date, dividends in proportion to the respective dividend rates fixed therefor as hereinabove provided. If dividends on any shares of Serial Preferred Stock shall be in arrears, the holders thereof shall not be entitled to any interest, or sum of money in lieu of interest, on such dividends.

          In addition, as long as any shares of Serial Preferred Stock shall be outstanding, the Corporation or any of its subsidiaries shall not purchase, redeem or otherwise acquire any shares of any junior stock (except in connection with a reclassification or exchange of any junior stock or the purchase, redemption or other acquisition of junior stock with proceeds of a reasonably contemporaneous sale of junior stock, and except as otherwise provided in the Designations for the then outstanding series of Serial Preferred Stock) nor shall any funds be set aside or made available for any sinking fund for the purchase or redemption of any junior stock unless there shall be no arrearages in dividends on the shares of Serial Preferred Stock for any past quarterly dividend period, and the Corporation shall not be in default of any of its obligations to redeem any shares of Serial Preferred Stock.

          (3) Liquidation – In the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of Serial Preferred Stock shall be entitled to be paid out of the assets of the Corporation, before any distribution or payment is made to or set apart for the holders of any shares of junior stock, the amount fixed for the particular series, plus, in each case, an amount equal to all unpaid dividends accrued thereon, if any, and that portion of the quarterly dividend accrued thereon, if any, up to the date of final payment or distribution to such holders. In case the net assets of the Corporation are not sufficient to pay the holders of all outstanding shares of Serial Preferred Stock the full amounts to which they are respectively entitled as aforesaid, the entire net assets of the Corporation shall be distributed ratably to the holders of all the outstanding shares of Serial Preferred Stock in proportion to the full amounts to which they are respectively entitled. Neither the merger or consolidation of the Corporation into or with any one or more other corporations nor the sale, conveyance, exchange or transfer of all or substantially all the property or assets of the Corporation shall be deemed a liquidation, dissolution or winding up of the Corporation, voluntary or involuntary.

B. COMMON STOCK

          (1) Dividends – The holders of Common Stock shall be entitled to such dividends as may be declared from time to time by the Board of Directors, subject to the restrictions set forth in paragraph (2) of Section A hereof.

          (2) Liquidation – In the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Common Stock shall be entitled to participate pro rata in the net assets of the Corporation remaining after distributions to holders of the Serial Preferred Stock as provided for in paragraph (3) of Section A hereof.

C. GENERAL

          (1) Voting Rights – At each meeting of stockholders of the Corporation each holder of Common Stock shall be entitled to one vote for each share held.

          The holders of shares of any series of Serial Preferred Stock shall have such voting rights as are provided under the Maine Business Corporation Act, as amended from time to time, and as may be provided in the Designation creating and authorizing the issuance of such series.

There shall be no cumulative voting in elections for Directors.

          (2) Preemptive Rights – No holder of any shares of Common Stock and no holder of any shares of Serial Preferred Stock shall be entitled as such, as a matter of right, to subscribe for or to purchase any shares of stock of the Corporation of any class, whether now or hereafter authorized or whether issued for cash, property or services, or as a dividend or otherwise, or any obligations, bonds, notes, debentures, stocks, warrants, options or other securities into shares of stock of the Corporation or carrying or evidencing any right to purchase shares of stock of any class.

          (3) Issuance of Stock – The authorized but unissued shares of capital stock of the Corporation may be issued from time to time in such amounts and upon such terms and conditions, not inconsistent with the laws of Maine or this Article, and for such consideration in cash, property, including stock or securities of other corporations, or services as the Board of Directors may determine. The Board of Directors may create and issue bonds, debentures, notes and other securities convertible into shares of capital stock of the Corporation, and may also create and issue stock options and warrants entitling the holders thereof to purchase shares of capital stock of the Corporation on such terms and conditions, but not inconsistent with the laws of Maine or this Article, as the Board of Directors may from time to time determine.